Exhibit 4.5

NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of October 22, 2010 (the “Indenture”) among Clearwater Paper Corporation, (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium and Additional Interest, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to Holders and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

Cellu Tissue Holdings, Inc., a Delaware corporation

Cellu Tissue Corporation–Natural Dam, a Delaware corporation

Cellu Tissue Corporation–Neenah, a Delaware corporation

Cellu Tissue LLC, a Delaware limited liability company

Coastal Paper Company, a Virginia general partnership

Menominee Acquisition Corporation, a Delaware corporation

Van Paper Company, a Mississippi corporation

Van Timber Company, a Mississippi corporation

Cellu Tissue–Thomaston, LLC, a Delaware limited liability company

Cellu Tissue–Long Island, LLC, a Delaware limited liability company

Cellu Tissue Corporation–Oklahoma City, a Delaware corporation

By:	/s/ Linda K. Massman

Name:	Linda K. Massman
Title:	Vice President and Chief Financial Officer

Dated:	December 27, 2010

SIGNATURE PAGE TO NOTATION OF GUARANTEE (2010 NOTES)